UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 22, 2007

Genesee & Wyoming Inc.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-31456	06-0984624
(Commission File Number)	(I.R.S. Employer Identification No.)

66 Field Point Road, Greenwich, Connecticut	06830
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 629-3722

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On June 25, 2007, Genesee & Wyoming Inc. (the “Company”) issued a press release announcing that its Mexican subsidiary, Ferrocarriles Chiapas-Mayab, S.A. de C.V. (“FCCM”), was formally notifying the Mexican Secretaria de Comunicaciones y Transporte of its intent to cease its rail operations and to terminate its 30-year concession from the Mexican government. The decision to cease FCCM’s operations was made on June 22, 2007, and was a result of the damage from Hurricane Stan in October of 2005 to certain bridges and track segments along FCCM’s rail line in the State of Chiapas, as well as the absence of any repairs thereto. FCCM has suffered severe financial consequences as a result of the hurricane and without the reconstruction of the hurricane-damaged line, it is impractical for FCCM to continue its operations.

The Company expects that FCCM will wind down its operations and discontinue rail service over the next four weeks, and that the formal liquidation of FCCM will be completed by year-end 2007.

In connection with the liquidation of FCCM, the Company expects to record charges in 2007 of approximately $12 million after tax, or $0.30 per share.

A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release, dated June 25, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESEE & WYOMING INC.

June 28, 2007	By:	/s/ Timothy J. Gallagher
	Name:	Timothy J. Gallagher
	Title:	Chief Financial Officer